AMENDMENT NO. 7
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 7, dated as of March 31, 2004 (the "Amendment"), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003, as amended by Amendment No. 1, dated as of February 2, 2004, Amendment No. 2, dated as of February 20, 2004, Amendment No. 3, dated as of February 20, 2004, Amendment No. 4, dated as of March 18, 2004, Amendment No. 5, dated as of March 25, 2004, and Amendment No. 6, dated as of March 29, 2004 (together with the Schedules thereto, the "Agreement"), by and among CIGNA Holdings, Inc., a Delaware corporation ("CIGNA Holdings"), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings ("Connecticut General"), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General ("CGLIC") and CIGNA Corporation, a Delaware corporation ("CIGNA" and, together with Connecticut General, CIGNA Holdings and CGLIC, "Sellers") and Prudential Financial, Inc., a New Jersey corporation ("Buyer").

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

2.

Notwithstanding Section 5.17 of the Agreement to the contrary, the following Intercompany Agreements shall not be terminated at Closing: (i) Agreement, effective as of January 1, 1988, whereby LINA cedes liability relating to group deposit administrative contracts; (ii) Reinsurance Agreement, dated October 1, 2000, between CGLIC and CIGNA Life Insurance Company of New York; and (iii) Service Agreement, dated October 1, 2000, between CGLIC and CIGNA Life Insurance Company of New York

3.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

4.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Mordecai Schwartz
Name: Mordecai Schwartz Title: Vice President and Treasurer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL, INC

By:	/s/ Kenneth Tanji
Name: Kenneth Tanji Title:Vice President